Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (on Form S-8 Nos. 33-86090, 333-13355, 333-49355, 333-87855 and 333-117243 pertaining to the Rent-Way, Inc. Stock Option Plan and Form S-3 and related prospectus Nos. 333-116635, 333-107022 and 333-102525) of Rent-Way, Inc. of our reports dated December 16, 2005, with respect to the consolidated financial statements of Rent-Way, Inc., Rent-Way, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Rent-Way, Inc. included in this Annual Report (Form 10-K) for the year ended September 30, 2005.
/s/ ERNST & YOUNG LLP
Pittsburgh, Pennsylvania
December 27, 2005